Exhibit 23.1

Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statements Nos. 33-19897, 33-31709, 33-63517 and 33-63519 of
Reliance Group Holdings, Inc. on Form S-8 of our reports dated February 26, 1996 (which reports include explanatory paragraphs concerning the adoption of Statement of Financial Accounting Standards No. 109), appearing in and incorporated by reference in the Annual Report on Form 10-K of Reliance Group Holdings, Inc. for the year ended December 31, 1995. We also consent to the use of Touche Ross, and statements with respect to Touche Ross, as appearing under the heading "Experts" in the Prospectuses which are part of Registration Statements Nos. 33-19897 and 33-31709.

/s/ Deloitte & Touche LLP
New York, New York
March 27, 1996